Exhibit 99.1

CITI TRENDS PROVIDES BUSINESS UPDATE

First quarter total sales through April 3rd increased 77.2% compared to the same period in 2020, and 36.3% compared to the same period in 2019, exceeding internal expectations

Expects first quarter earnings per share in the range of $2.75 to $2.90

Repurchased approximately 453,000 shares in the first quarter through April 3rd

SAVANNAH, GA (April 14, 2021) — Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends primarily for African American and Latinx families in the United States, today provided a business update.

Business Update

•	Total sales for the first quarter through April 3, 2021 increased 77.2% compared to the same period in the prior year, and 36.3% compared to the same period in 2019, exceeding internal expectations.
•	Comparable store sales for the first quarter through April 3, 2021 increased 74.5% compared to the same period in 2020.
•	For comparison purposes, first quarter 2020 sales were significantly impacted by the COVID-19 pandemic, which caused the temporary closure of the Company’s stores beginning March 20, 2020.
•	First quarter 2021 earnings per share expected to be in the range of $2.75 to $2.90.

David Makuen, Chief Executive Officer, said, “We are very pleased with our first quarter topline performance through April 3rd, which has exceeded our expectations. Our positive momentum has been driven by the loyalty of our existing customer base as well as the attraction of new customers, the strength of our brand, and our on-trend assortment, combined with the Federal Government stimulus that started during the third week of March. We are also very encouraged by the meaningful merchandise margin expansion we are seeing in the business, while we also remain disciplined in our expense management. As a result of our impressive performance and the increased demand for our merchandise, we expect to end the first quarter strong, resulting in total sales of $280 to $285 million.”

Makuen further commented, “As we look forward, the environment remains uncertain and there is no assurance that our first quarter trends will continue, particularly as we approach the significant positive performance after reopening our stores in the second quarter of 2020.  Therefore, while we remain confident that we can meet our forecast for the remainder of the year, we expect the environment to continue to be volatile in the weeks and months ahead. Additionally, we are sensitive to the ongoing tensions occurring in Minneapolis and other cities and will continue to support our communities and prioritize the safety and wellbeing of our customers and associates.”

These financial expectations are unaudited, based upon the Company’s current estimates, and subject to completion of financial and accounting procedures.

Capital Return Program Update

In the first quarter through April 3, the Company repurchased approximately 453,000 shares of its common stock at an aggregate cost of approximately $37.2 million. This included 250,000 shares bought back in a block repurchase.

Guidance

The Company is estimating first quarter total sales to be in the range of $280 to $285 million, or an increase of 141% to 145% as compared to the same period in 2020 and an increase of 37% to 39% as compared to the same period in 2019. The Company expects earnings per share for the first quarter of 2021 to be in the range of $2.75 to $2.90. In light of the strong first quarter performance, the Company intends to update its 2021 guidance for the year during its first quarter earnings call in May.

J.P. Morgan Virtual Consumer Conference

The Company today announced that representatives of the Company will participate in virtual one-on-one investor meetings at the 7th Annual J.P. Morgan Retail Round Up Virtual Consumer Conference being held on Thursday, April 15, 2021.

About Citi Trends

Citi Trends, Inc. is a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States. The Company operates 584 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory), the ongoing COVID-19 (coronavirus) pandemic and associated containment and remediation efforts, the potential negative impacts of COVID-19 on the global economy and foreign sourcing, the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the re-closure of any or all of the Company’s retail stores and distribution centers, growth risks, consumer spending patterns, competition within the industry, competition in our markets, the ability to anticipate and respond to fashion trends and the duration and extent of economic stimulus. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Tom Filandro
ICR, Inc.
(646) 277-1235